EXHIBIT 99.1
URBAN EDGE PROPERTIES LP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of
Urban Edge Properties LP:

We have audited the accompanying consolidated and combined balance sheets of Urban Edge Properties LP (the "Partnership") as of December 31, 2015 and 2014, and the related consolidated and combined statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2015. These consolidated and combined financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the consolidated and combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the consolidated and combined financial statements, the combined financial statements of the Partnership include allocations of certain expenses from Vornado Realty Trust. These costs may not be reflective of the actual costs which would have been incurred had the Partnership operated as an independent, stand-alone entity separate from Vornado Realty Trust.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 5, 2016

URBAN EDGE PROPERTIES LP
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Amounts in thousands, except unit and per unit amounts)

	December 31,	December 31,
	2015	2014
ASSETS
Real estate, at cost:
Land	$389,080	$378,096
Buildings and improvements	1,630,539	1,632,228
Construction in progress	61,147	8,545
Furniture, fixtures and equipment	3,876	3,935
Total	2,084,642	2,022,804
Accumulated depreciation and amortization	(509,112)	(467,503)
Real estate, net	1,575,530	1,555,301
Cash and cash equivalents	168,983	2,600
Cash held in escrow and restricted cash	9,042	9,967
Tenant and other receivables, net of allowance for doubtful accounts of $1,926 and $2,432, respectively	10,364	11,424
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $148 and $0, respectively	88,778	89,199
Identified intangible assets, net of accumulated amortization of $22,090 and $20,672, respectively	33,953	34,775
Deferred leasing costs, net of accumulated amortization of $12,987 and $12,121, respectively	18,455	17,653
Deferred financing costs, net of accumulated amortization of $709 and $0, respectively	2,838	—
Prepaid expenses and other assets	10,988	10,257
Total assets	$1,918,931	$1,731,176

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,233,983	$1,278,182
Identified intangible liabilities, net of accumulated amortization of $65,220 and $62,395, respectively	154,855	160,667
Accounts payable and accrued expenses	45,331	26,924
Other liabilities	13,308	6,540
Total liabilities	1,447,477	1,472,313
Commitments and contingencies
Equity:
Partners' capital:
General partner: 99,290,952 units outstanding at December 31, 2015	476,362	—
Limited partners: 6,150,224 units outstanding at December 31, 2015	35,548
Accumulated deficit	(40,813)	—
Total partners' capital	471,097	—
Noncontrolling interest in consolidated subsidiaries	357	341
Vornado equity	—	258,522
Total equity	471,454	258,863
Total liabilities and equity	$1,918,931	$1,731,176
 See notes to consolidated and combined financial statements.

URBAN EDGE PROPERTIES LP
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Amounts in thousands, except per unit data)

	Year Ended December 31,
	2015	2014	2013
REVENUE
Property rentals	$231,867	$232,592	$228,282
Tenant expense reimbursements	84,617	81,887	73,170
Income from Stop & Shop settlement	—	—	59,599
Management and development fees	2,261	535	606
Other income	4,200	662	1,338
Total revenue	322,945	315,676	362,995
EXPENSES
Depreciation and amortization	57,253	53,653	54,043
Real estate taxes	49,311	49,835	46,715
Property operating	50,595	51,988	45,845
General and administrative	32,044	17,820	19,376
Real estate impairment loss	—	—	19,000
Ground rent	10,129	10,304	10,137
Transaction costs	24,011	8,604	—
Provision for doubtful accounts	1,526	1,032	666
Total expenses	224,869	193,236	195,782
Operating income	98,076	122,440	167,213
Interest income	150	35	11
Interest and debt expense	(55,584)	(54,960)	(55,789)
Income before income taxes	42,642	67,515	111,435
Income tax expense	(1,294)	(1,721)	(2,100)
Net income	41,348	65,794	109,335
Less: net income attributable to noncontrolling interests in consolidated subsidiaries	(16)	(22)	(21)
Net income attributable to unitholders	$41,332	$65,772	$109,314

Earnings per unit - Basic:	$0.39	$0.63	$1.04
Earnings per unit - Diluted:	$0.39	$0.63	$1.04
Weighted average units outstanding - Basic	105,276	104,965	104,965
Weighted average units outstanding - Diluted	105,374	104,965	104,965

See notes to consolidated and combined financial statements.

URBAN EDGE PROPERTIES LP
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY
(in thousands, except unit and per unit amounts)

	General Partner	Limited Partners(4)	Vornado Equity	Accumulated Earnings (Deficit)	NCI(5) in Consolidated Subsidiaries	Total Equity
Balance, January 1, 2013	$—	$—	$389,590	$—	$298	$389,888
Net income attributable to Vornado	—	—	109,314	—	—	109,314
Net income attributable to noncontrolling interests	—	—	—	—	21	21
Distributions to Vornado, net	—	—	(157,639)	—	—	(157,639)
Balance, December 31, 2013	—	—	341,265	—	319	341,584
Net income attributable to Vornado	—	—	65,772	—	—	65,772
Net income attributable to noncontrolling interests	—	—	—	—	22	22
Distributions to Vornado, net	—	—	(148,515)	—	—	(148,515)
Balance, December 31, 2014	—	—	258,522	—	341	258,863
Net income (loss) attributable to unitholders(1)	—	—	(2,022)	43,354	—	41,332
Net income attributable to noncontrolling interests	—	—	—	—	16	16
Contributions from Vornado(3)	—	—	245,067	—	—	245,067
Issuance of units in connection with separation	473,918	27,649	(501,567)	—	—	—
Common units issued as a result of common stock issued by Urban Edge	258	—	—	(258)	—	—
Distributions to Partners(2) ($0.80 per unit)	—	—	—	(84,085)	—	(84,085)
Share-based compensation expense	2,186	7,899	—	176	—	10,261
Balance, December 31, 2015	$476,362	$35,548	$—	$(40,813)	$357	$471,454
 (1) Net loss earned from January 1, 2015 through January 15, 2015 is attributable to Vornado as it was the sole shareholder prior to January 15, 2015. Refer to Note 1 - Organization.
(2) Included in Distributions to partners are distributions related to Outperformance Plan Units (“OPP”) Units which are equivalent to 10% of distributions paid on Urban Edge common shares, or $6.4 thousand.
(3) Included in Contributions from Vornado is a $3.7 million deferred tax liability related to our properties in Puerto Rico. Refer to Note 8 - Income Taxes.
(4) Limited partners have a 5.8% common limited partnership interest in the Operating Partnership as of December 31, 2015 in the form of units of interest in the Operating Partnership ("OP Units") and Long Term Incentive Plan ("LTIP") units.
(5) Noncontrolling interest ("NCI").

See notes to consolidated and combined financial statements.

URBAN EDGE PROPERTIES LP
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$41,348	$65,794	$109,335
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,299	54,897	55,404
Amortization of deferred financing costs	2,738	1,660	1,882
Real estate impairment losses	—	—	19,000
Amortization of below market leases, net	(7,907)	(8,762)	(8,159)
Straight-lining of rent	333	(1,559)	(2,718)
Share-based compensation expense	10,261	3,878	2,732
Non-cash separation costs paid by Vornado	17,403	—	—
Provision for doubtful accounts	1,526	1,032	666
Change in operating assets and liabilities:
Tenant and other receivables	(4)	(5,914)	46,952
Prepaid and other assets	(3,611)	(1,196)	14,705
Accounts payable and accrued expenses	11,300	(4,929)	934
Other liabilities	6,392	787	(206)
Net cash provided by operating activities	138,078	105,688	240,527
CASH FLOWS FROM INVESTING ACTIVITIES
Real estate additions	(36,290)	(39,509)	(24,926)
Acquisition of real estate	(30,125)	(6,077)	—
Decrease in cash held in escrow and restricted cash	925	1,082	(2,087)
Net cash used in investing activities	(65,490)	(44,504)	(27,013)
CASH FLOWS FROM FINANCING ACTIVITIES
Debt repayments	(44,654)	(42,481)	(367,704)
Contributions from (distributions to) Vornado	227,732	(148,786)	(160,370)
Distributions to partners	(84,085)	—	—
Debt issuance costs	(5,198)	(2,540)	(1,562)
Proceeds from borrowings	—	130,000	317,000
Net cash provided by financing activities	93,795	(63,807)	(212,636)
Net increase in cash and cash equivalents	166,383	(2,623)	878
Cash and cash equivalents at beginning of year	2,600	5,223	4,345
Cash and cash equivalents at end of year	$168,983	$2,600	$5,223
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest (includes amounts capitalized of $1,856, $0 and $0, respectively)	$52,814	$53,133	$53,669
Cash payments for income taxes	$1,907	$1,342	$1,751
NON-CASH INVESTING AND FINANCING ACTIVITIES
Accrued capital expenditures included in accounts payable and accrued expenses	$8,699	$1,592	$277
Write off of fully depreciated assets	$10,588	$2,612	$64,224
 See notes to consolidated and combined financial statements.

URBAN EDGE PROPERTIES LP
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.	ORGANIZATION

Urban Edge Properties LP (the “Operating Partnership” and/or the “Partnership”) is a Delaware limited partnership. Urban Edge Properties (“UE” or “Urban Edge”) (NYSE:UE) is the sole general partner of, and owned approximately 94.2% of the common limited partnership interest in the Operating Partnership at December 31, 2015.
The Operating Partnership was formed to serve as Urban Edge’s majority-owned partnership subsidiary and to own, through affiliates, all of Urban Edge’s real estate properties and other assets. Urban Edge is a Maryland real estate investment trust that owns, manages, acquires, develops, redevelops and operates retail real estate in high barrier-to-entry markets. Prior to its separation on January 15, 2015, UE was a wholly owned subsidiary of Vornado Realty Trust (“Vornado”) (NYSE: VNO). The Partnership and Urban Edge were created to own the majority of Vornado’s former shopping center business. Prior to the separation, the portfolio is referred to as “UE Businesses”. Unless the context otherwise requires, references to “we,” “us,” and “our,” refer to Urban Edge Properties LP after giving effect to the transfer of assets and liabilities from Vornado as well as to the UE Businesses prior to the date of the separation.
Pursuant to a separation and distribution agreement between UE and Vornado (the “Separation Agreement”), the interests in certain properties held by Vornado’s operating partnership, Vornado Realty L.P. (“VRLP”), were contributed or otherwise transferred to UE in exchange for 100% of UE's outstanding common shares. Following that contribution, VRLP distributed 100% of Urban Edge’s outstanding common shares to Vornado and the other common limited partners of VRLP, pro rata with respect to their ownership of common limited partnership units in VRLP. Vornado then distributed all of the UE common shares it had received from VRLP to Vornado common shareholders on a pro rata basis. As a result, VRLP common limited partners and Vornado common shareholders all received common shares of UE in the spin-off at a ratio of one common share of UE to every two VRLP common units and every two common shares of Vornado.
Substantially concurrently with such distribution, the interests in certain properties held by VRLP, including interests in entities holding properties, were contributed or otherwise transferred to the Operating Partnership in exchange for 5.4% of units of interest in the Operating Partnership (“OP Units”).
As part of the separation, Vornado capitalized UE with $225 million of cash. Vornado also paid $21.9 million of the transaction costs incurred in connection with the separation, which is reflected within Contributions from Vornado on the statement of changes in equity. Of the $21.9 million transaction costs, $17.4 million were contingent on the completion of the separation. The remaining $4.5 million of transaction costs were allocated to net loss attributable to Vornado in the statement of changes in equity.
Urban Edge will elect to be treated as a real estate investment trust (“REIT”) in connection with the filing of its federal income tax return for the period ending December 31, 2015, subject to its ability to meet the requirements to be treated as a REIT at the time of election, and Urban Edge intends to maintain this status in future periods.
As of December 31, 2015 Urban Edge’s portfolio consisted of 80 shopping centers, three malls and a warehouse park totaling 14.8 million square feet.

2.	BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION AND COMBINATION

The accompanying consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated balance sheet as of December 31, 2015 reflects the consolidation of properties that are wholly-owned and properties in which we own less than 100% interest in which we have a controlling interest. The consolidated and combined statement of income for the year ended December 31, 2015 includes the consolidated accounts of the Partnership and the combined accounts of UE Businesses. Accordingly, the results presented for the year ended December 31, 2015 reflect the operations, changes in cash flows and equity on a carved-out and combined basis for the period from January 1, 2015 through the date of separation and on a consolidated basis subsequent to the date of separation. The financial statements for the periods prior to the separation date are prepared on a carved-out and combined basis from the consolidated financial statements of Vornado as UE Businesses were under common control of Vornado prior to January 15, 2015. Such carved-out and combined amounts were determined using the historical results of operations and carrying amounts of the assets and liabilities transferred to the UE Businesses. All intercompany transactions have been eliminated in consolidation and combination. Additionally, the financial statements reflect the common units as of the date of the separation as outstanding for all periods prior to the separation.

For periods presented prior to the date of the separation, our historical combined financial results for UE Businesses reflect charges for certain corporate costs which we believe are reasonable.  These charges were based on either actual costs incurred by Vornado or a proportion of costs estimated to be applicable to the UE Businesses based on an analysis of key metrics including total revenues, real estate assets, leasable square feet and operating income.  Such costs do not necessarily reflect what the actual costs would have been if the Partnership were operating as a separate stand-alone public company.  These charges are discussed further in Note 5 — Related Party Transactions.

Our primary business is the ownership, management, redevelopment, development and operation of retail shopping centers. We do not distinguish our primary business or group our operations on a geographical basis for purposes of measuring performance. We review operating and financial information for each property on an individual basis and therefore, each property represents an individual operating segment. None of our tenants accounted for more than 10% of our revenue or property operating income. We aggregate all of our properties into one reportable segment due to their similarities with regard to the nature and economics of the properties, tenants and operations.
For the year ended December 31, 2013, $6.5 million has been reclassified from general and administrative expenses to property operating expenses to conform to current period presentation.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate — Real estate is carried at cost, net of accumulated depreciation and amortization. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements that improve or extend the useful lives of assets are capitalized. As real estate is undergoing redevelopment activities, all property operating expenses directly associated with and attributable to the redevelopment, including interest, are capitalized to the extent the capitalized costs of the property do not exceed the estimated fair value of the redeveloped property when completed. If the cost of the redeveloped property, including the net book value of the existing property, exceeds the estimated fair value of redeveloped property, the excess is charged to impairment expense. We capitalize all property operating expenses directly associated with and attributable to the development of a project, including interest expense. The capitalization period begins when redevelopment activities are underway and ends when the project is substantially complete. Depreciation is recognized on a straight-line basis over estimated useful lives which range from 3 to 40 years. Tenant related intangibles and improvements are amortized on a straight-line basis over the lease term, including any bargain renewal options.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above and below-market leases, acquired in-place leases and tenant relationships) and acquired liabilities and we allocate the purchase price based on these assessments. We assess fair value based on estimated cash flow projections utilizing appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions. We record acquired intangible assets (including acquired above-market leases, acquired in-place leases and tenant relationships) and acquired intangible liabilities (including below-market leases) at their estimated fair value separate and apart from goodwill. We amortize identified intangibles that have finite lives over the period they are expected to contribute directly or indirectly to the future cash flows of the property or business acquired.

Our properties are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Impairment analyses are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to our consolidated and combined financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

Cash and Cash Equivalents — Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less and are carried at cost, which approximates fair value due to their short-term maturities. The majority of our cash and cash equivalents consists of (i) deposits at major commercial banks, which may at times exceed the Federal Deposit Insurance

Corporation limit, (ii) United States Treasury Bills and (iii) Certificate of Deposits placed through an Account Registry Service (“CDARS”). To date we have not experienced any losses on our invested cash.

Cash Held in Escrow and Restricted Cash — Cash held in escrow and restricted cash consists of security deposits and cash escrowed under loan agreements for debt service, real estate taxes, property insurance, tenant improvements, leasing commissions and capital expenditures.

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable includes unpaid amounts billed to tenants and accrued revenues for future billings to tenants for property expenses. We periodically evaluate the collectibility of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. We also maintain an allowance for receivables arising from the straight-lining of rents. This receivable arises from earnings recognized in excess of amounts currently due under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. Accounts receivable are written-off when they are deemed to be uncollectible and we are no longer actively pursuing collection.

Deferred Leasing Costs — Deferred leasing costs include direct salaries, third-party fees and other costs incurred by us to originate a lease. Such costs are capitalized and amortized on a straight-line basis over the term of the related leases.

Deferred Financing Costs — Deferred financing costs include fees associated with our revolving credit agreement. Such fees are amortized on a straight-line basis over the terms of the related revolving credit agreement as a component of interest expense, which approximates the effective interest rate method, in accordance with the terms of the agreement. No amounts have been drawn to date under the agreement.

Revenue Recognition — We have the following revenue sources and revenue recognition policies:

•
Base Rent - income arising from minimum lease payments from tenant leases. These rents are recognized over the non-cancelable term of the related leases on a straight-line basis which includes the effects of rent steps and rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, in circumstances where we provide a lease incentive to tenants, we recognize the incentive as a reduction of rental revenue on a straight-line basis over the term of the lease.

•
Percentage Rent - income arising from retail tenant leases that is contingent upon tenant sales exceeding defined thresholds. These rents are recognized only after the contingency has been removed (i.e., when tenant sales thresholds have been achieved).

•
Expense Reimbursements - revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, real estate taxes and capital improvements of the respective property. This revenue is accrued in the same periods as the expenses are incurred.

•	Management, Leasing and Other Fees - income arising from contractual agreements with third parties. This revenue is recognized as the related services are performed under the respective agreements.

Noncontrolling Interest — Noncontrolling interest represents the portion of equity that we do not own in entities that we consolidate.  We identify our noncontrolling interests separately within the equity section on the consolidated and combined balance sheets.

Earnings Per Unit — Basic earnings per unit is computed based upon the weighted average number of units outstanding during the period. Diluted earnings per unit reflects the assumed exercises of securities including the effects of shares issuable under Urban Edge's share-based payment arrangements, if dilutive.

Income Taxes — As a limited partnership, our partners are required to report their respective share of taxable income on their individual tax returns. The provision for income tax expense in the consolidated and combined statements of income relate to our two Puerto Rico malls which are subject to income taxes based on estimated taxable income. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which these temporary differences are expected to be recovered or settled. Earnings and profits, which determine the taxability of distributions to Urban Edge shareholders and our unitholders, differs from net income reported for financial reporting purposes primarily because of differences in depreciable lives and cost bases of the shopping centers, as well as other timing differences.

Concentration of Credit Risk — A concentration of credit risk arises in our business when a national or regionally-based tenant occupies a substantial amount of space in multiple properties owned by us. In that event, if the tenant suffers a significant downturn in its business, it may become unable to make its contractual rent payments to us, exposing us to potential losses in rental revenue, expense recoveries, and percentage rent. Further, the impact may be magnified if the tenant is renting space in multiple locations. Generally, we do not obtain security from our national or regionally-based tenants in support of their lease obligations to us. We regularly monitor our tenant base to assess potential concentrations of credit risk. None of our tenants accounted for more than 10% of total revenues in the year ended December 31, 2015. As of December 31, 2015, The Home Depot was our largest tenant with 7 stores which comprised an aggregate of 865,000 square-feet (unaudited) and accounted for approximately $14.2 million, or 6.3% of minimum rental income for the year ended December 31, 2015.

Recently Issued Accounting Literature

In May 2014, the FASB issued an update (“2014-09”) Revenue from Contracts with Customers to ASC Topic 606, which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. ASU 2014-09 requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, the FASB issued an update (“2015-09”) Revenue from Contracts with Customers to ASC Topic 606), which defers the effective date of ASU 2014-09 for all entities by one year. ASU 2015-09 is effective beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted only for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We are currently evaluating the impact this standard will have on our consolidated and combined financial statements.

In February 2015, the FASB issued an update (“ASU 2015-02”) Amendments to the Consolidation Analysis to ASC Topic 810 Consolidation. Under amendments in this update, all reporting entities are within the scope of Subtopic 810-10 Consolidation - Overall, including limited partnerships and similar legal entities, unless a scope exception applies. The presumption that a general partner controls a limited partnership has been eliminated. Overall the amendments in this update are to simplify the codification and reduce the number of consolidation models and place more emphasis on risk of loss when determining controlling financial interests. ASU 2015-02 is effective for public businesses for interim and annual periods beginning after December 15, 2015. We are currently evaluating the impact this standard will have on our consolidated and combined financial statements.

In April 2015, the FASB issued an update (“ASU 2015-03”) Simplifying the Presentation of Debt Issuance Costs to ASC Topic 835-30 Interest - Imputation of Interest. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from that debt liability, consistent with the presentation of a debt discount. The recognition and measurement guidance for debt issuance costs is not affected by the amendments in ASU 2015-03. ASU 2015-03 is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015 with early adoption permitted. The Partnership elected to early adopt ASU 2015-03 effective as of December 31, 2015 with a retrospective application to the December 31, 2014 combined balance sheet. The effect of ASU 2015-03 was to reclassify the net unamortized balance of debt issuance costs of $10.4 million as of December 31, 2014 from deferred financing costs to a contra liability deduction of mortgages payable. Mortgages payable as of December 31, 2015 are presented net of $10.0 million of unamortized deferred financing costs. The adoption of ASU 2015-03 did not impact our results of operations or cash flows.

In August 2015, the FASB issued an update (“ASU 2015-15”) Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-Of-Credit Arrangements. ASU 2015-15 is derived from SEC paragraphs pursuant to the SEC staff announcement at the June 2015 Emerging Issues Task Force meeting about the presentation and subsequent measurement of debt issuance costs associated with line-of-credit arrangements. The SEC paragraphs state that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are outstanding borrowings under that line-of-credit arrangement. ASU 2015-15 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 with early adoption permitted. The Partnership elected to early adopt ASU 2015-15 as of December 31, 2015. The adoption did not have an impact on our consolidated and combined financial position, results of operations or cash flows.

In September 2015, the FASB issued an update (“ASU 2015-16”) Business Combinations - Simplifying the Accounting for Measurement-Period Adjustments. ASU 2015-16 requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined and sets forth new disclosures requirements related to the adjustments. ASU 2016-15 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Partnership adopted this standard as of January 1, 2016. The adoption of this standard did not have an impact on our consolidated financial position, results of operations or cash flows.

In January 2016, the FASB issued an update (“ASU 2016-01”) Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 revises an entity’s accounting related to: (i) the classification and measurement of investments in equity securities; (ii) the presentation of certain fair value changes for financial liabilities measured at fair value; and (iii) amends certain disclosure requirements associated with the fair value of financial instruments, including eliminating the requirement for public business entities to disclose the method and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost. ASU 2016-01 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The adoption of this standard is not expected to have an impact on our consolidated and combined financial position, results of operations or cash flows.

4.	ACQUISITIONS

During the year ended December 31, 2015 the Partnership acquired three properties with existing leases. All acquisitions have been accounted for as business combinations. The purchase prices were allocated to the acquired assets based on their estimated fair values at date of acquisition. The preliminary measurements of fair value are subject to change. The Partnership expects to finalize the valuations and complete the purchase price allocation within one year from the dates of acquisition. During the year ended December 31, 2014 the Partnership purchased land for $6.1 million, accounted for as an asset acquisition.
The following table provides a summary of acquisition activity during the year ended December 31, 2015:

Date Purchased	Property Name	City	State	Square Feet/Acres		Purchase Price
				(unaudited)		(in thousands)
April 29, 2015	Bergen Town Center - outparcel	Paramus	NJ	0.8	(1)	$2,750
June 29, 2015	Lawnside - outparcel	Lawnside	NJ	2,000		375
December 23, 2015	Cross Bay Commons(3)	Queens	NY	46,000	(2)	27,000
				Total		$30,125
(1) In acres.
(2) The purchase price has been preliminarily allocated to real estate assets acquired and liabilities assumed, as applicable, in accordance with our accounting policies for business combinations. The purchase price and related accounting will be finalized after our valuation studies are complete.
(3) Formerly named Pan Bay Center.

The aggregate purchase price of the above property acquisitions have been allocated as follows:

Amount
(in thousands)
Land	$17,145
Buildings and improvements	12,821
Identified intangible assets	1,760
Deferred leasing costs	594
Identified intangible liabilities	(2,195)
$30,125
During the year ended December 31, 2015, we did not recognize any material measurement period adjustments related to prior or current year acquisitions. We expensed approximately $1.3 million of transaction-related costs in connection with completed or pending property acquisitions which are included in Transaction costs in the consolidated and combined statements of operations.
In conjunction with the acquisition of Cross Bay Commons, we entered into reverse Section 1031 like-kind exchange agreements with third party intermediaries, which, for a maximum of 180 days, allow us to defer for tax purposes, gains on the sale of other properties identified and sold within the period. Until the earlier of the termination of the exchange agreements or 180 days after the respective acquisition dates, the third party intermediaries are the legal owner of the properties; however, we control the activities that most significantly impact each property and retain all of the economic benefits and risks associated with each property. Therefore, at the date of acquisition, we determined that we were the primary beneficiary of this variable interest entity and consolidated the properties and their operations as of the acquisition date.

5.	RELATED PARTY TRANSACTIONS

For periods prior to the separation, certain corporate costs borne by Vornado for management and other services including, but not limited to, reporting, legal, tax, information technology and human resources have been allocated to the properties in the combined financial statements using a reasonable allocation methodology as described in Note 2. An allocation of $12.7 million and $11.9 million is included as a component of general and administrative expenses in the combined statements of income for the years ended December 31, 2014 and 2013, respectively. The allocated amounts do not necessarily reflect what actual costs would have been if the UE Businesses were a separate stand-alone public Partnership and actual costs may be materially different.

Vornado has agreed to provide transition services to Urban Edge for up to two years from the date of separation pursuant to a transition services agreement between Urban Edge and Vornado including human resources, information technology, risk management, tax services and office space. The fees charged to Urban Edge by Vornado for these transition services approximate the actual cost incurred by Vornado in providing such services. As of December 31, 2015 there were no amounts due to Vornado related to such services. For the year ended December 31, 2015, there were $2.4 million of costs paid to Vornado included in general and administrative expenses, which consisted of $2.0 million of transition services fees and $0.4 million of rent expense for one of our office locations.

Management and Development Fees

In connection with the separation, Urban Edge and Vornado entered into a property management agreement under which Urban Edge provides management, development, leasing and other services to certain properties owned by Vornado and its affiliates, including Interstate Properties (“Interstate”) and Alexander’s, Inc. (NYSE:ALX). Interstate is a general partnership that owns retail properties in which Steven Roth, Chairman of Vornado’s Board and Chief Executive Officer of Vornado, and a member of Urban Edge’s Board of Trustees, is the managing general partner. Interstate and its partners beneficially owned an aggregate of approximately 7.1% of the common shares of beneficial interest of Vornado. As of, and for the twelve months ended December 31, 2015, Vornado owned 32.4% of Alexander’s, Inc. We recognized management and development fee income of $2.3 million, $0.5 million and $0.6 million for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015 and December 31, 2014, there were $0.7 million and $0.2 million of fees, respectively, due from Vornado included in tenant and other receivables in our consolidated and combined balance sheets.

6.     IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES

Our identified intangible assets (acquired in-place and above and below-market leases) and liabilities (acquired below-market leases), net of accumulated amortization were $34.0 million and $154.9 million as of December 31, 2015, respectively, and $34.8 million and $160.7 million as of December 31, 2014, respectively.

Amortization of acquired below-market leases, net of acquired above-market leases resulted in additional rental income of $7.9 million, $8.8 million and $8.2 million for the years ended December 31, 2015, 2014 and 2013, respectively. Estimated annual amortization of acquired below-market leases, net of acquired above-market leases for each of the five succeeding years commencing January 1, 2016 is as follows:

(Amounts in thousands)
2016	$7,500
2017	7,448
2018	7,227
2019	7,204
2020	7,211

Amortization of acquired in-place leases and customer relationships resulted in additional depreciation and amortization expense of $1.5 million, $1.6 million and $1.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.  Estimated annual amortization of these identified intangible assets for each of the five succeeding years commencing January 1, 2016 is as follows:

(Amounts in thousands)
2016	$1,598
2017	1,523
2018	1,341
2019	1,220
2020	1,177

Certain of the shopping centers were acquired subject to ground leases or ground and building leases.  Amortization of these acquired below-market leases resulted in additional rent expense of $1.0 million, $1.0 million and $1.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.  Estimated annual amortization of these below-market leases for each of the five succeeding years commencing January 1, 2016 is as follows:

(Amounts in thousands)
2016	$972
2017	972
2018	972
2019	972
2020	972

7.     MORTGAGES PAYABLE

The following is a summary of mortgages payable as of December 31, 2015 and December 31, 2014.

		Interest Rate at	December 31	December 31,
(Amounts in thousands)	Maturity	December 31, 2015	2015	2014
Cross collateralized mortgage loan:
Fixed Rate	9/10/2020	4.33%	$533,459	$547,231
Variable Rate(1)	9/10/2020	2.36%	60,000	60,000
Total cross collateralized			593,459	607,231
First mortgages secured by:
Mount Kisco (A&P)(4)	2/11/2015	5.32%	—	12,076
North Bergen (Tonnelle Avenue)	1/9/2018	4.59%	75,000	75,000
Staten Island (Forest Plaza)(3)	7/6/2018	1.47%	—	17,000
Englewood(5)	10/1/2018	6.22%	11,537	11,571
Montehiedra Town Center, Senior Loan(2)	7/6/2021	5.33%	88,676	120,000
Montehiedra Town Center, Junior Loan(2)	7/6/2021	3.00%	30,000	—
Bergen Town Center	4/8/2023	3.56%	300,000	300,000
Las Catalinas	8/6/2024	4.43%	130,000	130,000
Mount Kisco (Target)(6)	11/15/2034	6.40%	15,285	15,657
	Total mortgages payable		1,243,957	1,288,535
	Unamortized debt issuance costs		(9,974)	(10,353)
Total mortgages payable, net unamortized debt issuance costs			$1,233,983	$1,278,182

(1)	Subject to a LIBOR floor of 1.00%, bears interest at LIBOR plus 136 bps.

(2)	On January 6, 2015, we completed the modification of the $120.0 million, 6.04% mortgage loan secured by Montehiedra Town Center. Refer to “Troubled Debt Restructuring” disclosure below.

(3)	The loan secured by Staten Island (Forest Plaza) was repaid on March 10, 2015.

(4)	The loan secured by Mount Kisco (A&P) was repaid on February 11, 2015.

(5)
On March 30, 2015, we notified the lender that due to tenants vacating, the property’s operating cash flow will be insufficient to pay the debt service; accordingly, at our request, the mortgage loan was transferred to the special servicer. As of December 31, 2015 we were in default and remain in discussions with the special servicer to restructure the terms of the loan including the possibility that the lender will take possession of the property.

(6)
The mortgage payable balance on the loan secured by Mt. Kisco (Target) includes $1.1 million and $1.2 million of unamortized debt discount as of December 31, 2015 and December 31, 2014, respectively. The effective interest rate including amortization of the debt discount is 7.40%.

The net carrying amount of real estate collateralizing the above indebtedness amounted to approximately $863.9 million as of December 31, 2015.  Our mortgage loans contain covenants that limit our ability to incur additional indebtedness on these properties and in certain circumstances, require lender approval of tenant leases and/or yield maintenance upon repayment prior to maturity. As of December 31, 2015, we were in compliance with all debt covenants.

As of December 31, 2015, the principal repayments for the next five years and thereafter are as follows:

(Amounts in thousands)
Year Ending December 31,
2016	$16,119
2017	16,784
2018	99,708
2019	17,320
2020	535,114
Thereafter	557,220
On January 15, 2015, we entered into a $500 million Revolving Credit Agreement (the “Agreement”) with certain financial institutions. The Agreement has a four-year term with two six-month extension options. Borrowings under the Agreement are subject to interest at LIBOR plus 1.15% and we are required to pay an annual facility fee of 20 basis points which is expensed as incurred. Both the spread over LIBOR and the facility fee are based on our current leverage ratio and are subject to increase if our leverage ratio increases above predefined thresholds. The Agreement contains customary financial covenants including a maximum leverage ratio of 60% and a minimum fixed charge coverage ratio of 1.5. No amounts have been drawn to date under the Agreement. Financing fees associated with the Agreement are included in deferred financing fees in the consolidated and combined balance sheets.

Troubled Debt Restructuring

During the year ended December 31, 2013, Montehiedra Town Center (“Montehiedra”), our property in the San Juan area of Puerto Rico, was experiencing financial difficulties which resulted in a substantial decline in its net operating cash flows. As such, we transferred the mortgage loan secured by Montehiedra to the special servicer and discussed restructuring the terms of the mortgage loan. In January 2015 we completed the modification of the $120.0 million, 6.04% mortgage loan secured by Montehiedra. The loan has been extended from July 2016 to July 2021 and separated into two tranches, a senior $90.0 million position with interest at 5.33% to be paid currently and a junior $30.0 million position with interest accruing at 3.0%. As part of the planned redevelopment of the property, we committed to fund $20.0 million through an intercompany loan for leasing and building capital expenditures of which $9.4 million has been funded as of December 31, 2015. This $20.0 million intercompany loan is senior to the $30.0 million position noted above and accrues interest at 10%. Both the intercompany loan and related interest are eliminated in our consolidated financial statements. We incurred $2.0 million of lender fees in connection with the loan modification.

8.	INCOME TAXES

As a limited partnership, our partners are required to report their share of taxable income on their individual tax returns. The provision for income taxes in our consolidated and combined financial statements relates to our two Puerto Rico malls which are subject to income taxes which are based on estimated taxable income. The Partnership is also subject to certain other taxes, including state and local taxes and franchise taxes which are included in general and administrative expenses in the consolidated and combined statements of income. Both properties are held in a special partnership for Puerto Rico tax reporting (the general partner being a qualified REIT subsidiary “QRS”).

Income taxes have been provided for on the asset and liability method as required by the Income Taxes Topic of the FASB ASC. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting bases and the tax bases of the assets and liabilities. A deferred tax asset valuation allowance is recorded when it has been determined that it is more-likely-than-not that the deferred tax asset will not be realized. If a valuation allowance is needed, a subsequent change in circumstances in future periods that causes a change in judgment about the realization of the related deferred tax amount could result in the reversal of the deferred tax valuation allowance. There is no valuation allowance as of December 31, 2015 and 2014.

Our Puerto Rico properties are subject to a 29% non-resident withholding tax and a 0.5% Puerto Rico gross receipts tax. The Puerto Rico tax expense recorded was $1.3 million, $1.7 million and $2.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Income tax expense consists of the following:

	Year Ended December 31,
(Amounts in thousands)	2015	2014	2013
Income tax expense:
Current	$1,417	$1,721	$2,100
Deferred(1)	(123)	—	—
Total income tax expense	$1,294	$1,721	$2,100
(1) The deferred portion of income tax expense related to temporary differences for periods prior to the separation date are reflected as contributions from Vornado in the consolidated and combined statement of changes in equity.

A net deferred tax liability of $3.6 million is included in our consolidated balance sheet within Other Liabilities as of December 31, 2015, consisting of temporary differences related to our two Puerto Rico properties consisting of a deferred tax liability of $4.5 million offset by a deferred tax asset of $0.9 million. The deferred tax liability of $4.5 million is comprised of $2.2 million of tax depreciation in excess of GAAP depreciation, $2.0 million straight-line rents and $0.3 million of amortization of acquired leases not recorded for tax purposes. The deferred tax asset of $0.9 million is comprised of $0.4 million of GAAP to tax depreciation adjustment, $0.3 million of amortization of deferred financing fees not recorded for tax purposes and $0.2 million excess of bad debt expense for tax purposes.
The temporary differences related to our two Puerto Rico properties were reflected in the historical results of operations and carrying amounts of our assets and liabilities transferred to UE Businesses. However, the deferred tax liability was not recorded prior to the separation date and therefore was not presented on the carved-out and combined financial statements of UE Businesses. The adjustment to account for the temporary differences between UE Businesses net income and taxable income for periods prior to the separation date was recorded in the quarter ended December 31, 2015. This resulted in a $3.6 million increase to deferred tax liability on the consolidated and combined balance sheets and a corresponding $3.6 million decrease to contributions from Vornado on the consolidated and combined statement of changes in equity. The temporary differences resulting from activity during the year ended December 31, 2015 is recorded within Income Tax Expense on the consolidated and combined statements of income.
Below is a table summarizing the net deferred income tax liability balance:

(Amounts in thousands)
Balance at January 1, 2015	$(3,730)
Change in deferred tax assets:
Depreciation	(123)
Amortization of deferred financing costs	254
Provision for doubtful accounts	(72)
Change in deferred tax liabilities:
Depreciation	(2)
Straight-line rent	51
Amortization of acquired leases	15
Balance at December 31, 2015	$(3,607)

The Partnership accounts for uncertainties in income tax law in accordance with FASB ASC, under which tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with the tax authority assuming full knowledge of the position and relevant facts. The Partnership believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including past experience and interpretations of tax laws applied to the facts of each matter. Federal and state tax returns are open from 2011 and forward for the Partnership.

9.     FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurement and Disclosures defines fair value and establishes a framework for measuring fair value.  The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 - observable prices based on inputs not quoted in active markets, but corroborated by market data; and Level 3 - unobservable inputs used when little or no market data is available.  The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

There were no financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014.

Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

During the year ended December 31, 2013, the Partnership recognized impairment charges of $19.0 million to write down Bruckner Boulevard to fair value. The fair value of this asset was determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity.  The discounted cash flow models include all estimated cash inflows and outflows over a specified holding period. These cash flows were comprised of unobservable inputs which include forecasted revenues and expenses based upon market conditions and expectations for growth. The fair value of Bruckner Boulevard as of December 31, 2013 determined using the discounted cash flow model analysis, was $142.0 million, and classified as Level 3 in the fair value hierarchy.

Financial Assets and Liabilities not Measured at Fair Value

Financial assets and liabilities that are not measured at fair value on the consolidated and combined balance sheets include cash and cash equivalents and mortgages payable.  Cash and cash equivalents are carried at cost, which approximates fair value.  The fair value of mortgages payable is calculated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist.  The fair value of cash and cash equivalents is classified as Level 1 and the fair value of mortgages payable is classified as Level 2.  The table below summarizes the carrying amounts and fair value of these financial instruments as of December 31, 2015 and December 31, 2014.

	As of December 31, 2015		As of December 31, 2014
(Amounts in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$168,983	$168,983	$2,600	$2,600
Liabilities:
Mortgages payable	$1,242,265	$1,262,483	$1,288,535	$1,327,000

The following interest rates were used by the Partnership to estimate the fair value of mortgages payable:

	December 31,
	2015		2014
	Low	High	Low	High
Mortgages payable	2.0%	2.3%	1.5%	3.7%

10.     LEASES

As Lessor

We lease space to tenants under operating leases which expire from 2015 to 2072.  The leases provide for the payment of fixed base rents payable monthly in advance as well as reimbursements of real estate taxes, insurance and maintenance costs.  Retail leases may also provide for the payment by the lessee of additional rents based on a percentage of their sales.

Future base rental revenue under these non-cancelable operating leases excluding extension options is as follows:

(Amounts in thousands)
Year Ending December 31,
2016	$224,435
2017	219,072
2018	204,979
2019	185,650
2020	160,453
Thereafter	1,003,440

These future minimum amounts do not include additional rents based on a percentage of tenants’ sales or reimbursements.  For the years ended December 31, 2015, 2014 and 2013, these additional rents were $1.2 million, $1.5 million, and $1.2 million, respectively.

As Lessee

We are a tenant under long-term ground leases or ground and building leases for certain of our properties.  Lease expirations range from 2017 to 2102. Future lease payments under these agreements, excluding extension options, are as follows:

(Amounts in thousands)
Year Ending December 31,
2016	$8,847
2017	8,515
2018	7,186
2019	6,863
2020	4,619
Thereafter	39,158

11.     COMMITMENTS AND CONTINGENCIES

There are various legal actions against us in the ordinary course of business.  In our opinion, after consultation with legal counsel, the outcome of such matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

Letters of Credit: As of December 31, 2015, $0.1 million letters of credit were outstanding.

Loan Commitments: In January 2015 we completed the modification of the $120.0 million, 6.04% mortgage loan secured by Montehiedra. As part of the planned redevelopment of the property, we committed to fund $20.0 million for leasing and building capital expenditures of which $9.4 million has been funded as of December 31, 2015.

Master Leases: Our mortgage loans are non-recourse to us.  However, in certain cases we have provided master leased tenant space.  These master leases terminate either upon the satisfaction of certain circumstances or the repayment of the underlying mortgage loans.  As of December 31, 2015, the aggregate amount of these master leases was approximately $9.2 million.

Redevelopment: As of December 31, 2015, we had approximately $122.8 million of active development, redevelopment and anchor repositioning projects underway of which $91.0 million remains to be funded as of December 31, 2015. Based on current plans and estimates we anticipate the remaining amounts will be expended over the next three years.

Insurance

We maintain general liability insurance with limits of $200 million per occurrence and all-risk property and rental value insurance coverage with limits of $500 million ($150 million for properties in Puerto Rico) per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of our properties.  We also maintain coverage for terrorism acts with limits of $500 million ($150 million for properties in Puerto Rico) per occurrence and in the aggregate (excluding coverage for nuclear, biological, chemical or radiological terrorism events) as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020.  Insurance premiums are charged directly to each of the retail properties as well as warehouses.  We will be responsible for deductibles and losses in excess of insurance coverage, which could be material.

We continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism.  However, we cannot anticipate what coverage will be available on commercially reasonable terms in the future.

Our mortgage loans are non-recourse and contain customary covenants requiring adequate insurance coverage.  Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future.  If lenders insist on greater coverage than we are able to obtain it could adversely affect our ability to finance our properties and expand our portfolio.

Environmental Matters

Each of our properties has been subjected to varying degrees of environmental assessment at various times. Based on these assessments and the projected remediation costs, we have accrued costs of $1.4 million on our consolidated balance sheet as of December 31, 2015 for potential remediation costs for environmental contamination at two properties. While this accrual reflects our best estimates of the potential costs of remediation at these properties, no amounts have currently been expended and there can be no assurance that the actual costs will not exceed this amount. With respect to our other properties, the environmental assessments did not reveal any material environmental contamination. However, there can be no assurance that the identification of new areas of contamination, changes in the extent or known scope of contamination, the discovery of additional sites, or changes in cleanup requirements would not result in significant costs to us.

12.     PREPAID EXPENSES AND OTHER ASSETS

The following is a summary of the composition of the prepaid expenses and other assets in the consolidated and combined balance sheets:

	Balance at
(Amounts in thousands)	December 31, 2015	December 31, 2014
Other assets	$2,467	$2,983
Prepaid expenses:
Real estate taxes	5,646	4,298
Insurance	1,934	2,121
Rent, licenses/fees	941	855
Total Prepaid expenses and other assets	$10,988	$10,257

13.     OTHER LIABILITIES

The following is a summary of the composition of other liabilities in the consolidated and combined balance sheets:

	Balance at
(Amounts in thousands)	December 31, 2015	December 31, 2014
Deferred ground rent expense	$6,038	$5,662
Deferred tax liability, net	3,607	—
Deferred tenant revenue	2,284	878
Environmental remediation costs	1,379	—
Total Other liabilities	$13,308	$6,540

14.     INTEREST AND DEBT EXPENSE

The following table sets forth the details of interest and debt expense.

	Year Ended December 31,
(Amounts in thousands)	2015	2014	2013
Interest expense	$52,846	$53,300	$53,907
Amortization of deferred financing costs	2,738	1,660	1,882
Total Interest and debt expense	$55,584	$54,960	$55,789

15.     EQUITY AND CAPITAL

Partners’ Capital

As of December 31, 2015 there were 99,290,952 units outstanding that were held by Urban Edge. These units are classified as “Partners’ Capital” on our consolidated balance sheets. During 2015, we paid an aggregate of $79.2 million of distributions to Urban Edge comprised of quarterly common distributions of $0.20 per unit.

Also included in Partners’ Capital on our consolidated balance sheets are 6,150,224 redeemable noncontrolling interests, comprised of 5,717,184 OP units and 433,040 limited partnership interests in the Operating Partnership in the form of LTIP unit awards. In connection with the separation, Urban Edge issued 5.7 million units, representing a 5.4% interest in the Operating Partnership to VRLP in exchange for interests in VRLP properties contributed. During the twelve months ended December 31, 2015, 433,040 LTIP units were granted to certain executives pursuant to Urban Edge’s 2015 Omnibus Share Plan (the “Omnibus Share Plan”). The total units represent a 5.8% weighted-average interest in the Operating Partnership for the year ended December 31, 2015. Holders of outstanding vested LTIP units may, from and after two years from the date of issuance, redeem their LTIP units for cash, or Urban Edge common shares on a one-for-one basis, solely at Urban Edge’s election. Holders of outstanding OP units may, at a determinable date, redeem their units for cash, or Urban Edge’s common shares on a one-for-one basis, solely at Urban Edge’s election.

Noncontrolling Interest

Noncontrolling interest relates to portions of consolidated subsidiaries held by noncontrolling interest holders. We own a 95% interest in our property in Walnut Creek, CA (Mt. Diablo). The net income attributable to noncontrolling interest is presented separately in our consolidated and combined statements of income.

16.     SHARE-BASED COMPENSATION

On January 7, 2015 Urban Edge’s board and initial shareholder approved the Urban Edge Properties 2015 Omnibus Share Plan, under which awards may be granted up to a maximum of 15,000,000 of Urban Edge common shares or share equivalents. Pursuant to the Omnibus Share Plan, stock options, LTIP units, operating partnership units and restricted shares were granted on February 17, 2015, March 12, 2015, April 20, 2015, May 11, 2015, August 17, 2015, and November 6, 2015. Urban Edge has a Dividend Reinvestment Plan (the “DRIP”), whereby shareholders of Urban Edge may use their dividends to purchase units. During the year ended December 31, 2015, 11,407 units were issued under Urban Edge’s DRIP.
Outperformance Plan Units (“OPP Units”) are multi-year, performance-based equity compensation plans under which participants, including Urban Edge’s Chairman and Chief Executive Officer, have the opportunity to earn compensation payable in the form of equity awards if, and only if, Urban Edge outperforms a predetermined total shareholder return (“TSR”) and/or outperforms the market with respect to a relative TSR in any year during the requisite performance periods as described below. The aggregate notional amount of the 2015 OPP is $9.5 million.
Awards under the 2015 OPP may be earned if Urban Edge (i) achieves a TSR level greater than 7% per annum, or 21% over the three-year performance measurement period (the “Absolute Component”), and/or (ii) achieves a TSR equal to or above, that of the 50th percentile of a retail REIT peer group (“Peer Group”) comprised of 16 of Urban Edge’s peer companies, over a three-year performance measurement period (the “Relative Component”). To the extent awards would be earned under the Absolute Component but Urban Edge underperformed its Peer Group, such awards earned under the Absolute Component would be reduced (and potentially fully negated) based on the degree to which Urban Edge underperformed its Peer Group. In certain circumstances, in the event Urban Edge outperforms its Peer Group but awards would not otherwise be earned under the Absolute Component, awards may be increased under the Relative Component.

If the designated performance objectives are achieved, OPP Units are also subject to time-based vesting requirements. Awards earned under the 2015 OPP vest 50% in year three, 25% in year four and 25% in year five. Urban Edge executive officers are required to hold earned 2015 OPP awards for one year following vesting.
The fair value of the 2015 OPP on the date of grant was $3.6 million using a Monte Carlo simulation to estimate the fair value based on the probability of satisfying the market conditions and the projected stock price at the time of payment, discounted to the valuation date over a three year performance period. Assumptions include historic volatility (25.0%), risk-free interest rates (1.2%), and historic daily return as compared to Urban Edge’s Peer Group (which ranged from 19.0% to 27.0%). Such amount is being amortized into expense over a five-year period from the date of grant, using a graded vesting attribution model. In the year ended December 31, 2015, we recognized $0.2 million of compensation expense related to OPPs. As of December 31, 2015, there was $3.4 million of total unrecognized compensation cost related to the OPPs, which will be recognized over a weighted-average period of 3.6 years.
All stock options granted have ten-year contractual lives, containing vesting terms of three to five years. As of December 31, 2015, the weighted average contractual term of units under option outstanding at the end of the period is 9.1 years. The following table presents stock option activity during the year ended December 31, 2015:

	Shares Under Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Expected Term
			(In years)
Outstanding at January 1, 2015	—	—	—
Granted	2,302,762	$23.89	6.15
Exercised	—	—	—
Forfeited or expired	(13,623)	24.46	—
Outstanding at December 31, 2015	2,289,139	$23.89	6.15
Exercisable at December 31, 2015	6,812	24.46	—
During the year ended December 31, 2015, the fair value of the options granted was estimated on the grant date using the Black-Scholes pricing model with the following assumptions:

	February 17, 2015	March 12, 2015	April 20, 2015	August 17, 2015
Risk-free interest rate	1.76%	1.91%	1.60%	1.95%
Expected option life	6	6.5	6.25	6.25
Expected volatility	24.00%	25.00%	26.00%	27.00%
The options were granted with an exercise price equivalent to the average of the high and low stock price on the grant date. No options were granted during the years ended December 31, 2014 and 2013.

The following table presents information regarding restricted share activity during the year ended December 31, 2015:

	Shares	Weighted Average Grant Date Fair Value per Share
Unvested at January 1, 2015	—	—
Granted	35,460	$22.84
Vested	(1,022)	24.46
Forfeited	(3,721)	24.18
Unvested at December 31, 2015	30,717	$22.62
During the year ended December 31, 2015, Urban Edge granted 35,460 restricted shares, respectively, that are subject to forfeiture and vest over periods ranging from one to five years. The total grant date value of the 1,022 restricted shares vested during the year ended December 31, 2015 was $25.0 thousand.

In connection with the separation transaction, there were 433,040 LTIP units issued to executives during the year ended December 31, 2015, 343,232 of which were immediately vested. The remaining 89,808 units vest over a weighted average period of 2.5 years.

Share-based compensation expense, which is included in general and administrative expenses in our consolidated statements of income, is summarized as follows:

Year Ended December 31,
(Amounts in thousands)	2015
Share-based compensation expense components(2):
Restricted share expense	$282
Stock option expense	1,901
LTIP expense	7,748
2015 OPP expense	153
OPP expense(1)	177
Total Share-based compensation expense	$10,261
(1) OPP Expense for the year ended December 31, 2015 is the unrecognized compensation expense of awards issued under Vornado’s OPP for UE employees who were previously Vornado employees. The remaining OPP unrecognized compensation expense was transferred from Vornado to UE as of the separation date and is amortized on a straight-line basis over the remaining life of the OPP awards issued.
(2) Urban Edge did not have any equity awards issued prior to the date of the separation. Share-based compensation expense amounts of $3.9 million and $2.7 million included in general and administrative expenses in our combined statements of income for the years ended December 31, 2014 and 2013, respectively, are related to Vornado equity awards issued prior to the separation for Vornado employees.

As of December 31, 2015, we had a total of $12.4 million of unrecognized compensation expense related to unvested and restricted share-based payment arrangements including unvested stock options, LTIP units, and restricted share awards which were granted under Urban Edge’s Omnibus Share Plan as well as OPP awards issued by Vornado. This expense is expected to be recognized over a weighted-average period of 3.2 years.

17.     EARNINGS PER UNIT

Basic earnings per unit is calculated by dividing net income attributable to unitholders by the weighted average number of units outstanding for the period without regard to dilutive potential units. Diluted earnings per unit includes the weighted average number of units outstanding for the period and dilutive unit equivalents. Dilutive unit equivalents may include our unvested LTIP units, Urban Edge stock options and restricted shares.

As described in Note 2, the units outstanding at the date of the separation are reflected as outstanding for all periods prior to the separation. The following table sets forth the computation of our basic and diluted earnings per unit:

	Year Ended December 31,
(Amounts in thousands, except per unit data)	2015	2014	2013
Numerator:
Net income attributable to unitholders	$41,332	$65,772	$109,314
Less: Net income attributable to participating securities	(22)	—	—
Net income available for unitholders	$41,310	$65,772	$109,314

Denominator:
Weighted average units outstanding - basic	105,276	104,965	104,965
Effect of dilutive securities issued by Urban Edge	26	—	—
Unvested LTIP units	72	—	—
Weighted average units outstanding - diluted	105,374	104,965	104,965

Earnings per unit available to unitholders:
Earnings per unit - Basic	$0.39	$0.63	$1.04
Earnings per unit - Diluted	$0.39	$0.63	$1.04

18.     QUARTERLY FINANCIAL DATA (unaudited)

	Three Months Ended,
(Amounts in thousands, except per unit amounts)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total revenue	$80,622	$79,825	$78,715	$83,783
Operating income	$29,576	$34,011	$30,807	$3,682
Net income	$16,167	$20,045	$17,153	$(12,017)
Net income attributable to noncontrolling interests in consolidated subsidiaries	$1	$(6)	$(5)	$(6)
Net income attributable to unitholders	$16,168	$20,039	$17,148	$(12,023)
Earnings (loss) per unit - Basic	$0.15	$0.19	$0.16	$(0.12)
Earnings (loss) per unit - Diluted	$0.15	$0.19	$0.16	$(0.12)

	Three Months Ended,
(Amounts in thousands, except per unit amounts)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Total revenue	$79,808	$76,416	$76,820	$82,632
Operating income	$30,734	$28,465	$31,473	$31,768
Net income	$16,208	$13,646	$18,024	$17,916
Net income attributable to noncontrolling interests in consolidated subsidiaries	$(6)	$(5)	$(6)	$(5)
Net income attributable to Vornado	$16,202	$13,641	$18,018	$17,911
Earnings per unit - Basic(1)	$0.16	$0.14	$0.18	$0.18
Earnings per unit - Diluted(1)	$0.16	$0.14	$0.18	$0.18
(1) As described in Note 2, the units outstanding at the date of the separation are reflected as outstanding for all periods prior to the separation.

19.     SUBSEQUENT EVENTS

Pursuant to the Subsequent Events Topic of the FASB ASC, we have evaluated subsequent events and transactions that occurred after our December 31, 2015 consolidated and combined balance sheet date through the filing date for potential recognition or disclosure in our consolidated and combined financial statements.

On June 28, 2016, Urban Edge executed an amendment to its transition services agreement with Vornado, extending human resources, information technology and risk management services provided by Vornado through July 31, 2018. The fees charged to Urban Edge for these transition services approximate the actual cost incurred by Vornado in providing such services.

On June 9, 2016, Urban Edge completed the sale of a shopping center located in Waterbury, CT for $21.6 million resulting in a gain of $15.6 million. The sale was completed as a reverse Section 1031 tax deferred exchange transaction with the acquisition of Pan Bay Center.

On May 16, 2016, Urban Edge’s Board of Trustees declared a quarterly distribution of $0.20 per common share, payable on June 30, 2016 to its stockholders of record on June 15, 2016. On February 18, 2016, Urban Edge’s Board of Trustees declared a quarterly distribution of $0.20 per common share, payable on March 31, 2016 to its stockholders of record on March 15, 2016.